NEWS RELEASE Bill Seymour VP of Investor Relations T + 1 952 556 1844 bill.seymour@entegris.com
ENTEGRIS ANNOUNCES PRICING OF $400 MILLION OFFERING OF 3.625% SENIOR UNSECURED NOTES
BILLERICA, Mass., April 16, 2021 - Entegris, Inc. (NASDAQ: ENTG) (the “Company”) today announced that it has priced its private offering of $400 million aggregate principal amount of 3.625% senior unsecured notes due 2029 (the “2029 Notes”). The 2029 Notes will be senior unsecured obligations of the Company and will be guaranteed by certain subsidiaries of the Company. The sale of the 2029 Notes is expected to close on April 30, 2021, subject to customary closing conditions.
The Company expects the net proceeds of the offering to be approximately $394 million, after deducting estimated commissions and offering fees and expenses. The Company intends to use the net proceeds of the offering, together with cash on hand and $75 million borrowed under the Company’s revolving credit facility, to pay the redemption price for the redemption in full of the $550 million aggregate principal amount of senior unsecured notes due 2026 that are currently outstanding and to pay certain fees and expenses related to the offering.
The 2029 Notes will be offered and sold by the initial purchasers to “qualified institutional buyers” in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act. The 2029 Notes have not been, and will not be, registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States absent registration or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the 2029 Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.
ABOUT ENTEGRIS
Entegris is a world-class supplier of advanced materials and process solutions for the semiconductor and other high-technology industries. Entegris is ISO 9001 certified and has manufacturing, customer service and/or research facilities in the United States, Canada, China, France, Germany, Israel, Japan, Malaysia, Singapore, South Korea and Taiwan.

Forward-Looking Statements
This news release contains forward-looking statements. The words “believe,” “expect,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “should,” “may,” “will,” “would” or the negative thereof and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include statements related to the Company’s intentions regarding the timing and completion of the offering; the intended use of proceeds; and other matters. These statements involve risks and uncertainties, and actual results may differ. These risks and uncertainties include, but are not limited to, our ability to consummate the offering; market conditions relating to the issuance of debt securities; risks related to the effect of the COVID-19 pandemic on the global economy, financial markets and our business; and other risk factors and additional information described in our filings with the Securities and Exchange Commission, including under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on February 5, 2021, and in our other periodic filings. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.